English Translation – 20F ITEM 19 Exhibit 4.g

THIS TEMPORARY OCCUPATION OF EJIDO LAND AGREEMENT is made and entered in the Town of Monterde, Municipality of Guazaparez, State of Chihuahua, Mexico, on this the 13th day of July, 2003, by and between:

EJIDO MONTERDE of the Municipality of Guazaparez, State of Chihuahua, Mexico, an ejido duly incorporated pursuant to the Act, with main offices located at Salón Ejidal, Monterde, Guazaparez, Chihuahua, herein represented by the members of its Ejido board of directors Masseurs BLAS QUEZADA OZUNA, RAMON BALOIS MUÑOZ, MIGUEL PALACIOS TRIAS, MANUEL QUEZADA PONCE (hereinafter referred to as the “Ejido”),

OF THE FIRST PART;

AND

MINERA MONTERDE, S. DE R.L. DE C.V. a company duly incorporated pursuant to the Business Corporations Act of Mexico, with main offices located at Calle Arizona 2055, Col. Las Aguilas C.P. 31237 Chihuahua, Chih. México, herein represented by ALAN DOUGLAS HITCHBORN acting as its General Manager holding General Powers of Attorney for Legal Representation and Collections, Acts of Administration and Domain (hereinafter referred to as the “Company”),

OF THE SECOND PART.

The appearing parties have caused the execution of this Agreement to set forth the terms and conditions under which the Ejido has agreed to transfer to the Company, and the Company has agreed to acquire from the Ejido, the Land Occupation Rights in, to and under the Mining Occupation Land for purpose of executing the Mining Activities (as defined here-below).

This Agreement is entered into by the parties in accordance with the laws of Mexico and, specifically, pursuant to the provisions set forth under the Act, the Mining Act and its Regulations and the Federal Civil Code.

WHEREAS, the Ejido hereby warrants and represents to the Company that:

A.
It is a legal entity duly incorporated pursuant to the Act and currently in existence by virtue of the resolution issued by the Federal Government of Mexico on September 9th, 1954 and published on the Gazette of the Federal Government of Mexico on April 9th, 1958.

B.	It is the rightful proprietor and in possession of the Ejido Land, in accordance with the above-referenced resolution and article 9 of the Act.

C.
The Land in Common Use is, as of the date hereof, free of any encumbrance, charge or limitation of ownership whatsoever; free of any judicial controversy, action or demand of any kind whatsoever; and, free of any agreement or juridical act that may impede, affect or prohibit the execution or performance of this Agreement.

D.
The execution of this Agreement and the performance by the Ejido of the obligations hereunder do not require, for such obligations to be valid and in force, the consent or authorization of any tribunal or administrative authority, or their recordation before any registry of any kind, including any authority, tribunal or registry of civil or agrarian jurisdiction.

E.
The execution of this Agreement by the Ejido complies with the provisions of the Act and it does not and will not conflict with and does not and will not result in a breach of any terms, conditions or provisions of its constating documents or any agreement or instrument to which the Ejido is a party.

F.
The membership of the Ejido duly gathered in the second General Meeting on July 13th, 2003 has duly approved the execution of this Agreement and it has authorized its directors to execute its resolutions and to sign and ratify this instrument on behalf of the Ejido. And,

G.
The General Meeting has duly appointed the board of directors of the Ejido appearing as its representatives hereto with powers and authority sufficient to execute this act, in the name and on behalf of the Ejido; and, that the representation and authority conferred upon such representatives have not, as of the date hereof, been revoked or amended in any manner whatsoever.

WHEREAS, the Company hereby represents and warrants to the Ejido that:

E.	It is a limited liability corporation duly incorporated and in existence pursuant to the Business Corporations Act of Mexico.

F.	It possesses the legal capacity required under Mexican law to acquire as proprietor:

	(a)	mining concessions located within the territory of Mexico, in accordance with article 11 of the Mining Act; and,

	(b)	real estate property rights located outside the constitutionally- restricted area, in conformity with article 10-A of the Foreign Investment Act and article 8 of its Regulations.

G.
The powers and authority granted to its representative appearing in its behalf hereto are sufficient to execute this act, in the name and on behalf of the Company; and, that said powers and authority have not, as of the date hereof, been revoked or amended in any manner whatsoever. And,

H.	It is the exclusive holder of the exploration and option to purchase rights attached in and to the Mining Concessions.

AND WHEREAS, the parties hereby represent and warrant to each other that a portion of the Land in Common Use equal to 1,381.51 hectares is overlapping a portion of the mining lots comprising the Mining Concessions, and that the Ejido wishes to grant to the Company, and the Company wishes to acquire from the Ejido, the Land Occupation Rights in, to and under such portion of land for purposes of executing the Mining Activities.

NOW THEREFORE, in consideration of the mutual warranties and representations herein contained, the parties have caused the execution of this Agreement as follows:

1.       Interpretation. The following terms shall, when used in this Agreement, have the meaning and interpretation set forth as follows:

Act.- shall mean the Agrarian Act and its amendments, in force on the date of execution of this Agreement;

Agreement.- shall mean this Land Occupation Agreement with its schedules, amendments and documents delivered by the parties as set forth hereunder;

Annual Rental Fee.- shall mean the fee payable by the Company to the Ejido for the use and occupation of the Mining Occupation Land for each twelvemonth period, as expressed in the Appraisal; pursuant to article 58, paragraph 3, of the Mining Act Regulations, the Annual Rental Fee shall be adjusted each year in accordance with the index price for the twelve-month period prior to the date each respective fee becomes payable;

Appraisal.- shall mean the estimate in value calculated as a rent per hectare payable for the use and occupation of the surface area comprising the Mining Occupation Land, issued in writing by the Commission pursuant to articles 59 and 60 of the Mining Act Regulations;

Commercial Production.- shall mean the operation of the Mining Occupation Land or any part thereof as a mine but does not include milling for the purposes of testing or milling by a pilot plant. Commercial Production shall be deemed to have commenced on the first day of the month following the first 30 consecutive days during which Mineral Products have been produced from the Mining Occupation Land at an average rate not less than 70% of the initial rated capacity of the facilities designed for the Mining Occupation Land;

Commission. – shall mean the Commission for the Appraisal of National Property created under the National Property Act for the administration and appraisal of property owned by the Federal Government of Mexico;

Company.- shall mean Minera Monterde S. de R.L. DE C.V. and any of its successors or assignees;

Ejido.- shall mean the Ejido Monterde, located in the Township of Monterde, Municipality of Guazaparez, State of Chihuahua, Mexico;

Ejido Land.- shall mean the surface area of the parcel of land covering a total of 43,787-63-42.689 hectares located in the Municipality of Guazaparez, State of Chihuahua, which was endowed to the Ejido by virtue of resolution issued by the Federal Government of Mexico on September 9th, 1954 and published on the Gazette of the Federal Government of Mexico on April 9th, 1958; the location and perimeter of the Ejido Land are certified on the Map of Certification of Land;

General Meeting.- shall mean the membership of the Ejido gathered in a general meeting in accordance with the Act; the General Meeting is considered the highest authority of the Ejido;

Land in Common Use.- shall mean the portion of the Ejido Land comprising a total of 43,610-55-51.606 hectares owned by the membership of the Ejido as tenants in common, which has been designated as such by the agrarian authorities in accordance with the Act; the location and perimeter of the Land in Common Use are certified on the Map of Certification of Land;

Land Occupation Rights.- shall mean the exclusive rights to use and occupy for the duration of this Agreement the surface area comprising the Mining Occupation Land for purposes of executing the Mining Activities.

Land Occupation Term.- shall mean the term of this Agreement is in full force and effect pursuant to clause 4.0. ;

Map of Certification of Land.- shall mean the technical map attached to this Agreement as schedule B, which has been approved by the General Meeting and the board of directors of the Ejido and the Company; the Map of Certification of Land describes the geographical location and perimeter of:

a.
the Ejido Land and the Land in Common Use, as certified by the Coordinator of the State of Chihuahua of the National Institute of Statistics, Geographic and Information of Mexico (INEGI) (having a total land area of 43,787-63-42.689 hectares);

b.	the mining lots comprising the Mining Concessions, as certified by the Federal Bureau of Mines of Mexico (having a total land area of 1,793.4867); and,

c.	the Mining Occupation Land, as certified by the Ejido and the Company (having a total land area of 1,381.51 hectares);

Mining Activities.- shall mean any work or activity conducted for purposes of: (a) identification of mineral deposits and quantification and evaluation of mineral resources to determine the economic feasibility of its recovery; (b) preparation and development of the area comprising the mineral deposit to recover or extract the Mineral Products; and (c) refining, treatment, sale and marketing of Mineral Products, including, without limiting the generality of the foregoing:

d.
the construction of any building or structure, or the execution of any exploration work (such as, geological reconnaissance, sampling of rocks, soil, sediments and minerals, metallurgical testing, geological and geophysical mapping, trenching and other supporting exploration work, drilling and underground developments of any nature, construction of tunnels and other underground work) directed to identify mineral deposits and/or to evaluate and quantify ore deposits located in, on or under the surface area covering the Mining Concessions;

e.	the access, establishment of easements or the construction of passages necessary to perform the activities set out in paragraph a above;

f.
the use of water, or the obtaining of water rights concessions, including the installation of water pipelines or electricity cables and the construction of any structure or building intended for the conduction of water or electricity;

g.	the treatment, mining and refining of Mineral Products, in any of its phases, including, but not limited to, the removal, recovery and extraction by any means of the Mineral Products;

h.
the investigation of the feasibility of mining of Mineral Products; the development of a mine on the surface area subject matter of the Land Occupation Rights; the sale and marketing of Mineral Products; and,

i.	the execution of any activity deemed by the Company to be necessary, appropriate or incidental to the above.

Mineral Products.- shall mean all substances and minerals set out in article 4 of the Mining Act;

Mining Occupation Land.- shall mean the surface area of the portion of the Land in Common Use that overlaps a portion of the mining lots comprising the Mining Concessions (having a total land area of 1,381.51 hectares); the Mining Occupation Land is the subject matter of the Land Occupation Right;

Mining Concessions.- shall mean the mining exploration and exploitation concessions, and the mining lots comprised thereto, located in the Municipality of Guazaparez, State of Chihuahua, Mexico owned by the Company or in respect to which the Company has acquired the exclusive rights of exploration and option to purchase, as described in schedule A hereto;

Prior Land Occupation Agreement.- shall mean the land occupation agreement signed by the Ejido and the Company on October 24th, 2000 whereby the Ejido granted to the Company, for the term set forth therein, the occupation rights in and to the Mining Occupation Land;

2.      Land Occupation. The Ejido hereby grants to the Company, and the Company hereby acquires from the Ejido, the Land Occupation Rights on, to and under the Mining Occupation Land for purposes of executing the Mining Activities.

3.      Rights. The Land Occupation Rights granted hereunder include, without limitation, the right of the Company to conduct the Mining Activities in, on and under the Mining Occupation Land, subject to the terms and conditions herein set forth.

4.      Term. This Agreement shall be in force and effect for a term equal to the term of validity of the Mining Concessions. This term shall be discretionary to the Company and compulsory to the Ejido. The Company shall have the right to unilaterally terminate this Agreement by delivering to the Ejido a written notice of termination.

5.      Rent.- The Company shall pay to the Ejido the Annual Rental Fee in consideration of the Land Occupation Rights transferred to the Company hereunder. The Annual Rental Fee shall be paid within thirty calendar days following the delivery by the Company to the Ejido of the notice of commencement of Commercial Production and on each annual anniversary of the date of such notice.

5.1.   For avoidance of doubt, the Annual Rental Fee shall not be payable prior to the Company notifying the Ejido the commencement of Commercial Production of Mineral Products on any portion of the Mining Occupation Land.

5.2.   The Company shall, at its own expense and prior to delivery of the notice of Commercial Production, apply for, and obtain from the Commission, the Appraisal. A certified true copy of the Appraisal shall be attached to the notice of commencement of Commercial Production.

6.      Obligations of the Company.- The Company, its employees and representatives shall comply with any and all provisions imposed by mining, labour and environmental legislation to the execution of the Mining Activities on the Mining Occupation Land.

6.1.   The Company, its employees and representatives shall be responsible for any sanction, penalty or judgement issued by competent authority in respect to any act carried out in violation of or in contravention with mining, labour or environmental legislation applicable to the Mining Activities conducted on the Mining Occupation Land after the date of signing of the Prior Land Occupation Agreement.

6.2.   The Company, its employees and representatives hereby agree to indemnify and hold the Ejido harmless from any loss, liability, claim, accusation, demand or penalty that may be issued to or assessed against the Ejido, its representatives or members in respect to any act carried out in violation of or in contravention with mining, labour or environmental legislation applicable to the Mining Activities conducted on the Mining Occupation Land after the date of signing of the Prior Land Occupation Agreement.

6.3.    In respect to the execution of the Mining Activities on the Mining Occupation Land, the Company shall be solely responsible for obtaining from the competent authorities all permits, authorizations, concessions or favourable resolutions (or, when mandated by law, to issue a notice) in order to authorize the said Company to:

(a)	conduct the Mining Activities in accordance with the environmental impact study to be submitted in conformity with legislation applicable to the protection of the environment;

(b)	build, operate or maintain any mill, processing plant, structure or building, and its components, that is necessary or required for the execution of the Mining Activities;

(c)	consume or use water, whether recurring from the mine adits, or to discharge residual waters as the case may be, in conformity with legislation applicable to the protection of the environment; and,

(d)	use, consume, purchase or store explosives, in conformity with the Federal Explosives and Firearms Act.

6.4.   The Company shall restore and rehabilitate any loss or damage that may be caused to the soil or subsoil of the surface area comprising the Mining Occupation Land as a result of the execution and at the conclusion of the Mining Activities, as mandated by legislation applicable to the protection of the environment.

6.5.   On termination of this Agreement the Company shall, within a term of two years following such termination, remove from the Mining Occupation Land any and all property, including any equipment, machinery, tool or device utilized during the execution or at the conclusion of the Mining Activities.

7.      Obligations of the Ejido.- The Ejido, its representatives and members shall be responsible for any sanction, penalty or judgement issued by a competent authority in respect to any act carried out in violation of or in contravention with mining, labour or environmental legislation applicable to the Mining Activities conducted on the Mining Occupation Land prior to the date of signing of the Prior Land Occupation Agreement.

7.1.   The Ejido, its representatives and members hereby agree to indemnify and hold the Company harmless from any loss, liability, claim, accusation, demand or penalty that may be issued to or assessed against the Company, its employees or representatives in respect to any act carried out in violation of or in contravention with mining, labour or environmental legislation applicable to the Mining Activities conducted on the Mining Occupation Land prior to the date of signing of the Prior Land Occupation Agreement.

7.2.   The Ejido hereby authorizes the Company and grants to it powers with the authority sufficient to apply for and obtain, in its own name and behalf, any or all of the permits, authorizations, concessions or favourable resolutions set out in clause 6.3. above that are deemed by the Company to be required, necessary or prudent for the appropriate execution of the Mining Activities.

7.3.   Pursuant to clause 7.2. and applicable provisions of the Federal Water Act, the Ejido hereby authorizes the Company and grants to it powers with the authority sufficient to apply for and obtain from the National Water Commission, in its own name and behalf, any concession rights for water recurring from any source within the perimeter of the surface area comprising the Mining Occupation Land that in the opinion of the Company is or will be necessary, required or prudent for or during the execution of the Mining Activities. This Agreement signifies the consent from the Ejido to authorize the Company to execute the acts herein set forth.

7.4.   Pursuant to clause 7.2. and applicable provisions of the Federal Forestry Act and its Regulations and the Federal Ecological Protection Act and its Regulations, the Ejido authorizes the Company, and hereby grants to it sufficient powers and authority required under the law, to apply for and obtain in its own name and behalf:

(a)
any authorization or permit that may be required under the law to justify a change of use from forestry land to land for mining exploration use in respect to in any portion of the Mining Occupation Land; and,

(b)	the approval of any technical environmental impact study to be submitted for purposes of the execution of the Mining Activities.

8.    Labour.- The parties acknowledge that there is no labour relationship between or among themselves or between or among the employees or contractors of one of the parties in respect to the other party; therefore, the parties expressly agree that each party shall individually bear all obligations or responsibilities, if any, imposed on each of them under applicable labour and tax legislation in respect to such party’s employees or contractors. Further, the parties agree to indemnify and hold each other harmless from, and in respect of, any suit, demand or complaint claimed or filed before any administrative or judicial authority by one of the party’s employees or contractors against the other party.

9.    Access.- Subject to 9.1. , the Ejido, its representatives and members shall have, during the term of this Agreement, access to the surface area comprising the Mining Occupation Land. The parties recognize that Mining Activities are inherently dangerous, therefore, such access to be at the sole risk of the Ejido, its representatives or members, or their family members, entering the property and it shall not in any way impede, interrupt or delay the execution of the Mining Activities. The Company, its directors, officers, employees, agents or contractors shall not be liable for any damage, expense, injury or harm incurred by or to the Ejido, its members or representatives, and/or to their family members or their personal property, when such damage, expense, injury or harm is incurred at the time such persons are on the property or as a result of the execution of the Mining Activities.

9.1. The Ejido, its representatives and members, and their family members, are required to obtain from the Company a prior written consent to enter and/or remain in any portion of the Mining Occupation Land where Mining Activities have been, are being or will be conducted, and within a radius of 100 (one hundred) metres of such area.

9.2.  The Ejido shall procure and do all acts necessary to provide and maintain full access by the Company, its representatives and contractors, to the Mining Occupation Land as agreed upon herein. In the event such access is restricted, limited or otherwise impeded by any person or object, including any member or representative of the Ejido and/or their family members, the Ejido shall forthwith, but in any case within a term of five calendar days following a written request from the Company, do all acts that are necessary, required or prudent to comply with its obligations hereunder, including the removal from the Mining Occupation Land, by any legal means necessary, of any person or object that in the opinion of the Company is or will be restricting, limiting or impeding the full and unrestricted access by the Company in or to the Mining Occupation Land.

10.    Preferential Right.- The Ejido hereby grants to the Company, and the Company acquires from the Ejido, the exclusive and preferential right of first refusal to acquire in first term, under equal terms and conditions of sale, the ownership rights in and to the Mining Occupation Land.

10.1  If the Ejido elects to sell or transfer, or has received a bona fide offer to purchase, the ownership of a portion or all of the surface area comprising the Mining Occupation Land, then it shall, within a term of ten calendar days following such election or receipt, as the case may be, deliver a notice in writing to the Company expressing the terms and conditions intended for sale or, as the case may be, the terms and conditions offered to purchase.

10.2. Upon receipt of the notice, the Company shall have a term of 60 calendar days to express its election to purchase, in the same terms and conditions set out in such notice, the rights intended for sale or offered to purchase, as the case may be.

10.3   If at the conclusion of the said term, the Company has not expressed its election to purchase the rights intended for sale or offered to purchase, then the Ejido shall be free to sell or transfer, in the same terms and conditions set out in the respective notice, the portion or all of the surface area of the Mining Occupation Land subject matter thereof.

10.4 . If within the term set out in 10.2. the Company notifies the Ejido of its election to purchase, in the same terms and conditions set out in the respective notice, the rights intended for sale or offered to purchase, as the case may be, then the parties shall, within a term of ten calendar day following such notice, sign and execute a sale and purchase agreement to effect the transfer of ownership to the Company of such rights.

10.5.  If pursuant to 10.3. the Ejido, its successors or assigns, at any time sell or transfer the ownership of any portion of the surface area comprising the Mining Occupation Land, then this Agreement shall continue to be in full force and effect for the remaining of the term set out in clause 4 above. The assignee, transferee or purchaser of such rights shall agree, at the time such assignment, transfer or purchase is effected, to be solely responsible (or jointly responsible with the Ejido, its successors or assigns in the case of a partial assignment, transfer or purchase) for compliance with any and all obligations entered into hereunder. A copy of this Agreement shall be appended to the instrument evidencing such assignment, transfer or purchase.

11.      Assignment.- The Company, its successor and assigns, shall have the right to assign or transfer to another person (either a corporation or an individual), at their own discretion, any or all of the rights and/or obligations agreed upon hereunder.

11.1.  This Agreement witnesses and signifies the authorization of the Ejido, and the right of the Company, its successors and assigns, to assign or transfer to another person (either a corporation or an individual), at their own discretion, any or all of the rights and/or obligations set forth in this Agreement. No additional consent or approval from the Ejido, its representatives, its members or the General Meeting is required to exercise the rights contemplated herein.

12.      Limitations.- The parties shall act towards each other in good faith and cooperation in all matters connected herewith, provided that:

(a)	such relationship shall not impose upon either of them any duties or liabilities whatsoever except in accordance with this Agreement;

(b)	this Agreement shall not be deemed to constitute or create a partnership between the parties; and,

(c)	neither party shall have any authority to act for or to assume any obligation or responsibility on behalf, on account or in representation of the other party, except as provided herein.

13.     Termination.- This Agreement shall terminate by:

(a)	the dissolution and liquidation of the Company;

(b)	the conclusion of the Land Occupation Term;

(c)
the Company acquiring the ownership of the surface area comprising the Mining Occupation Land; if the Company acquires only a portion of such surface area, then this Agreement shall continue to be in full force and effect for the remaining portion of the Mining Occupation Land;

(d)
the delivery by the Company to the Ejido of a notice of termination of this Agreement pursuant to clause 4; the Company shall not be obligated to justify, prove or demonstrate a cause or reason whatsoever for delivering such notice of termination;

(e)	the final declaration of nullity, cancellation or termination of the rights attached in and to the Mining Concessions;

(f)
the final declaration of termination of the exclusive rights of exploration and option to purchase owned by the Company in respect to the Mining Concessions, except when such termination is caused by the Company acquiring the ownership of any or all of the Mining Concessions; and,

(g)	the written agreement of the parties.

14.0.   Governing Law.- This Agreement shall be construed and regulated by the provisions of the Act, the Mining Act and the Regulations, the Code of Commerce and the Civil Code of the State of Chihuahua, Mexico. The parties hereto agree that the state and federal tribunals with competent jurisdiction in and for the City of Chihuahua, State of Chihuahua, Mexico shall have the authority to resolve any dispute, suit or claim arising under this Agreement. The parties hereby renounce to the jurisdiction of any other tribunal or court to whose jurisdiction they might have a right to, by virtue of their current or future domiciles.

15.0.  Force Majeure.- The obligation to pay the Annual Rental Fee shall be suspended when the execution of the Mining Activities is prevented, delayed or interrupted by an act of force majeure. Payment of the obligation shall be suspended for the period of duration of the act of force majeure. In case of force majeure, the terms for payment of the suspended obligation(s) shall be advanced by the number of days equal to the period of existence of the force majeure.

15.1. The parties acknowledge as acts of force majeure, the following: any act of God or human act, such as earthquakes, volcanic eruptions, hurricanes, fires, floods, storms, accidents, droughts, avalanches, uprisings, rebellions, revolutions, wars, strikes, illegal confinement, acts of authority, impossibility to access, or complete obstacle to, the mining lots covered by the Mining Concessions and, in general, any other act not related to the will of the parties that prevents or delays the execution of the Mining Activities.

15.2.  In the event of force majeure, the Company shall, as prompt as reasonably possible, deliver a notice to the Ejido to inform it of the estimated period of time during which payment of the respective Annual Rental Fee is expected to be suspended. On disappearance of the force majeure, the Company shall notify the Ejido accordingly and it shall, as prompt as reasonably possible, proceed with compliance of the suspended obligation(s).

16.0.   Notices.- Any notice or notification given or required to be given between the parties as a result of the application of this Agreement, including any notification required under judicial proceedings, shall be given in writing and personally delivered to the other party, or delivered by any way that assures undoubtedly its reception or notification and it shall be addressed to the latest domiciles set out by the parties under this Agreement, which domiciles are, until further notice is given, as follows:

If to the Ejido:	If to the Company:

Ejido Monterde	Minera Monterde S. de R.L. de C.V.
Domicilio Conocido	Arizona 2055
Poblado de Monterde	Col Las Aguilas
Municipio de Guazaparez	Chihuahua, Chih.
Estado de Chihuahua	México
México

17.0.   Successors and Assigns.- This Agreement is binding upon, and inures to the benefit of, the Ejido, the Company and their respective successors and assigns.

18.0.   Whole Agreement.- This Agreement, schedules A, B and C attached hereto and the documents delivered as set forth hereunder, constitute the entire understanding of the parties in respect to the subject matter hereof, and they cancel and supersede any other agreement, contract or letter of intent that they may have executed in respect to the said subject matter, including, but not limited to the Prior Land Occupation Agreement.

19.0  . Languages.- The parties sign and approve this Agreement in the English and Spanish languages. The parties agree that in the event of discrepancy between the two versions, the Spanish version shall prevail. The parties acknowledge to having obtained sufficient independent legal advice and to having read and understood (through their respective appointed interpreters and legal counsel) the legal effects and validity of this Agreement in both the Spanish and English versions. The English version is attached as schedule C hereto and made part hereof for all corresponding legal effects.

In witness whereof, the parties hereto after having read and understood the legal effects and validity of the premises set forth above, have caused this Agreement to be executed on the date and place above written.

THE “EJIDO”

THE EJIDO MONTERDE

COMISARIADO EJIDAL

“BLAS QUEZADA OZUNA”
BLAS QUEZADA OZUNA
Presidente del Comisariado Ejidal
Fecha de nacimiento: 27 de Dic 1947
Domicilio: Conocido Monterde

”RAMON BALOIS MUÑOZ”
RAMON BALOIS MUÑOZ
Secretario del Comisariado Ejidal
Fecha de nacimiento: 31 de Agosto 1951
Domicilio: Conocido Monterde

”MIGUEL PALACIOS TRIAS”
MIGUEL PALACIOS TRIAS
Presidente del Consejo de Vigilancia
Fecha de nacimiento: 26 de Junio 1951
Domicilio: Conocido Monterde

“MANUEL QUEZADA PONCE”
MANUEL QUEZADA PONCE
Tesorero
Fecha de nacimiento: 13 de Julio de 1931
Domicilio: Conocido Monterde

THE “COMPANY”

MINERA MONTERDE, S. de R. L. de C.V.

”Alan Douglas Hitchborn”
PER: ALAN DOUGLAS HITCHBORN
ITS: GENERAL MANAGER

English Translation – 20F ITEM 19 Exhibit 4.g (Schedule A)

SCHEDULE A

LIST OF MINING CONCESSIONS

Concession	Title	Type	Area (hectares)	Expiry Date

GROUP 1
Monte Verde	209794	Exploitation	26.0000	08/08/2049
Los Hilos	209793	Exploitation	6.0000	08/08/2049
El Carmen	210811	Exploitation	11.0000	11/29/2049
El Carmen II	209795	Exploitation	22.0000	08/08/2049

GROUP 2
Anexas de Guazapares	212541	Exploitation	20.0000	10/30/2050
Anexas de Guazapares	212552	Exploitation	18.8947	10/30/2050
Anexas de Guazapares	212542	Exploitation	9.7535	10/30/2050

GROUP 3
Anexas de Guazapares	112692	Exploitation	90.0000	04/08/2011

GROUP 4
Ampliacion Guadalupe	209496	Exploration	59.0799	08/02/2005

GROUP 5
Garfia Fraccion 1	207450	Exploration	1.7642	06/23/2004

GROUP 6
La Bonanza	192039	Exploitation	98.2751	12/18/2041
Montaña de Oro	205334	Exploitation	185.0000	08/07/2047
La Verde	217341	Exploitation	195.0000	07/01/2052
La Flor de Oro	217342	Exploitation	148.1485	07/01/2052
San Cristóbal	217344	Exploitation	196.1159	07/01/2052
El Carmen	217345	Exploitation	10.8835	07/01/2052
Merlin	217346	Exploitation	3.9176	07/01/2052
La Morena	217348	Exploitation	53.5533	07/01/2052
La Malinche	217347	Exploitation	248.1107	07/01/2052
Bola de Oro	216991	Exploitation	100.6203	06/04/2052
Venadito II	217349	Exploitation	167.8195	07/01/2052

GROUP 7
Stratus	219869	Exploration	41.5500	04/24/2009
Dakota	219107	Exploration	80.0000	N/A

English Translation – 20F ITEM 19 Exhibit 4.g (Schedule B)